Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Richard H. Irving, III
Senior Vice President,
General Counsel &
Secretary
Tele. 503.653.4569
Release:	Immediately

BLOUNT INTERNATIONAL ANNOUNCES BOARD AND MANAGEMENT CHANGES

PORTLAND, OR December (22), 2009. Blount International, Inc. [NYSE: “BLT”] (“Blount” or the “Company”) announced today the transition of certain Directors and Executive Officers. The changes include the following:

•                  James S. Osterman, Chairman and Chief Executive Officer, has retired as an employee as of the end of the business on December 18 but will remain non-executive Chairman of the Board until the 2010 Annual Meeting of Stockholders in May.

•                  Joshua L. Collins, formerly President, Chief Operating Officer and CEO Designate, was appointed the Company’s Chief Executive Officer as of the close of business on December 18.  As a result of becoming CEO, Mr. Collins, who continues as a Director, resigned from the Nominating & Corporate Governance Committee of the Board.

•                  Eliot M. Fried, Lead Director since 2005, will retire from the Board of Directors as of December 31, 2009. Mr. Fried has been a Director on the Company’s Board since 1999 and acted as the Chairman of the Board from 2001 to 2005, as well as Chairman of the Compensation Committee since 2007, in addition to numerous other committee assignments.

•                  Robert E. Beasley, Jr., has been elected a Director of the Company by the Board of Directors to fulfill the director vacancy created by the retirement of Mr. Fried, effective January 1, 2010.  Mr. Beasley is the former Chief Executive Officer and is currently a Director of The Hunter Fan Company, an industry-leading manufacturer of ceiling fans and other home environment products.  Mr. Beasley’s committee assignments will be made at the regularly-scheduled Nominating & Corporate Governance Committee meeting in January.

Commenting on today’s announcement, Josh Collins, Chief Executive Officer, stated:  “The entire Blount family thanks Jim Osterman for his more than fifty years of loyal service and for his remarkable leadership at the helm of this Company.  His insight and decisive actions over several decades helped position the business for sustained growth and long-term success.  We wish Jim the best in the next phase of his life and look forward to continuing our relationship with him in his role as an advisor and consultant to the Company.

“We would also like to thank Eliot Fried for his commitment to Blount and its shareholders through his leadership on the Board of Directors over the past ten years as both the Lead Director and as a past Chairman.  Eliot’s sound judgment and sage advice have benefited the Company greatly, and we wish him the best in the future.

“Finally, we would like to welcome Bob Beasley to the Board of Directors.  Bob’s experience as CEO of The Hunter Fan Company for over fifteen years will prove valuable to our Company and our shareholders.  Bob has a tremendous amount of experience in marketing, product development, manufacturing and sourcing, and he will be particularly helpful in advising us on our growth plans.”

Blount International, Inc. is a diversified international company whose principal business is its Outdoor Products segment, the world’s largest manufacturer of saw chain and accessories, with plants in the United States, Canada, Brazil and China.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.